Exhibit 99.5
FIRST ACCEPTANCE CORPORATION
AMENDMENT TO EMPLOYMENT AGREEMENT
     This AMENDMENT to EMPLOYMENT AGREEMENT is made by and between Thomas M. Harrison, Jr. (the “Executive”) and First Acceptance Corporation, a Delaware corporation (the “Company”) effective as of September 13, 2006 (the “Amendment Effective Date”).
WITNESSETH:
     WHEREAS, the Company entered into an Employment Agreement (the “Employment Agreement”) with the Executive dated as of April 30, 2004;
     WHEREAS, the Company and the Executive desire to amend the Employment Agreement such that no payments due thereunder would cause Executive to incur any additional tax under Section 409A of the Internal Revenue Code of 1986, as amended;
     NOW, THEREFORE, for the reasons set forth above, the Company and the Executive hereby amend the Employment Agreement as follows:
     1. Six Month Delay for Certain Payments. The following new Section 4(l) shall be inserted into the Employment Agreement:
     “(l) Six Month Delay of Certain Payments. In the event the payment of any amounts payable pursuant to this Section 4 hereof within six months of the date of Executive’s termination of employment would cause Executive to incur any additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (as determined by Executive’s counsel, if requested by Executive), then payment of such amounts shall be delayed until the date that is six months following Executive’s termination date (the “Earliest Payment Date”). If this provision becomes applicable, it is anticipated that payments that would have been made prior to the Earliest Payment Date in the absence of this provision would be paid as a lump sum on the Earliest Payment Date and the remaining severance benefits or other payments would be paid according to the schedule otherwise applicable to the payments. In addition, if and to the extent required to prevent a violation of Section 409A (as determined by Executive’s counsel if requested by Executive), Executive will pay the entire cost of any health insurance benefits provided under this Section 4 for the first six (6) months after the effective date of the termination and the Company will reimburse Executive for the Company’s share of such costs on the six-month anniversary of Executive’s “separation from service” as defined in Section 409A.”
     2. Certain Definitions. Capitalized terms used in this Amendment not otherwise defined herein shall have the same meaning as set forth in the Employment Agreement.

     3. Counterparts. This Amendment may be executed in counterparts, each of which shall be an original but all of which shall constitute but one document.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first stated above.

FIRST ACCEPTANCE CORPORATION

By:	/s/ Stephen J. Harrison

Its:	Chief Executive Officer

/s/ Thomas M. Harrison, Jr.
Thomas M. Harrison, Jr.

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